UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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First National Community Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FIRST NATIONAL COMMUNITY BANCORP, INC.

102 East Drinker Street

Dunmore, Pennsylvania 18512

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First National Community Bancorp, Inc. (the “Company”) will be held at First National Community Bank’s (the “Bank”) Exeter Branch Office located at 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on May 20, 2015 at 9:00 A.M. Eastern Time, for the following purposes:

1.	To elect four (4) directors to the Board of Directors for terms expiring in 2018 and until their successors are elected;

2.	To approve the compensation of the Company’s named executive officers (referred to as the Company’s 2015 say-on-pay proposal);

3.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015; and
4.	To transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals named above.

The Board of Directors fixed April 7, 2015, as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the meeting. Only shareholders of record of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the meeting.

Please refer to the attached proxy statement and the 2014 Annual Report to Shareholders. You may obtain a copy of this Proxy Statement and the Annual Report to Shareholders on Form 10-K including the financial statements and exhibits for the 2014 fiscal year at no cost on our website at www.fncb.com/investorrelations.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE OR VOTE VIA THE TOLL-FREE NUMBER OR VIA THE INTERNET. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Dominick L. DeNaples, Chairman
Dunmore, Pennsylvania
April 20, 2015

PROXY STATEMENT

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FREQUENTLY ASKED QUESTIONS AND ANSWERS

Who is entitled to vote?

Only those shareholders who held their shares of record as of the close of business on April 7, 2015, the Record Date, are entitled to vote. As of April 7, 2015, there were 16,500,945 shares of our common stock outstanding and entitled to vote. Each of the Company’s shareholders on the Record Date is entitled to one vote per share.

How do I vote?

If you are a shareholder of record as of April 7, 2015, you may vote your shares by using one of four methods: mail, via the internet, telephone or in person. (See instructions on the proxy card).

How does discretionary authority apply?

If you are a shareholder of record and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent(s) may vote the shares represented by your proxy by voting FOR each of the proposals listed on the proxy card.

Is my vote confidential?

Yes. Only the Judge of Election, the proxy holders and the transfer agent will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.

Who will count the votes?

A representative of American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and act as Judge of Election.

What does it mean if I receive more than one proxy?

Your shares are probably registered differently or are held in more than one account. Vote all proxies to ensure that all your shares are voted.

What constitutes a quorum?

As of April 7, 2015, 16,500,945 shares of common stock were outstanding and entitled to vote. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting. If you vote by proxy or in person, you will be considered part of the quorum.

What percentage of stock do the directors and officers own?

Approximately 14.54% of our common stock as of March 31, 2015 is owned by the directors and officers combined. (See page 10 of the proxy statement for more details).

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What are the solicitation expenses?

The Company has retained American Stock Transfer and Trust Company, LLC of Brooklyn, New York as its transfer agent. In its capacity as transfer agent, American Stock Transfer and Trust Company, LLC will assist in the distribution of proxy materials and solicitation of votes, and will act as the Judge of Election. The estimated fee to provide these services is $12,230 plus out-of-pocket expenses.

Who is the largest principal shareholder?

The largest principal shareholder as of April 7, 2015 is Louis A. DeNaples (see page 9 of the proxy statement for more details).

How many votes are needed to approve each proposal and what are the effects of abstentions or broker non-votes on the voting results?

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions*	Uninstructed Shares/Effect of Broker Non-votes	Signed but Unmarked Proxy Cards
1	Election of Directors	Plurality	No effect	Not voted/No effect	Voted “for”
2	Advisory Vote for Say-on-Pay	Majority of votes cast	No effect	Not voted/No effect	Voted “for”
3	Ratification of Baker Tilly Virchow Krause, LLP	Majority of votes cast	No effect	Discretionary vote by Broker	Voted “for”

* Abstentions are included in determining whether a quorum is present.

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First National Community Bancorp, Inc.

102 E. Drinker Street

Dunmore, PA 18512

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS, May 20, 2015

Date, Time and Place of Annual Meeting

This proxy statement is being furnished for the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of First National Community Bancorp, Inc. (the “Company”), a Pennsylvania business corporation and registered bank holding company, of proxies to be voted at the Company’s 2015 annual meeting of shareholders. The annual meeting will be held at First National Community Bank’s (the “Bank”) Exeter Branch Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643 on Monday, May 20, 2015 at 9:00 a.m., prevailing time. All inquiries regarding the annual meeting should be directed to Michael J. Cestone, Jr., Secretary of the Company. This proxy statement and the enclosed form of proxy are first being sent to shareholders of the Company on or about April 20, 2015.

Internet Availability of Proxy Materials

The proxy materials relating to the 2015 annual meeting of shareholders and the 2014 Annual Report on Form 10-K are available on the Internet. Please go to www.fncb.com/investorrelations to view and obtain the materials online.

Purpose of the Annual Meeting

At the annual meeting, shareholders will be requested:

•	to elect four (4) directors to the Board of Directors for terms expiring in 2018 and until their successors are duly elected and qualified;

•	to approve the compensation of the Company’s named executive officers (referred to as the Company’s “say-on-pay” proposal);

•	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015

•	to transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

We have not authorized anyone to provide you with information about the Company; therefore, you should rely only on the information contained in this document or on documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

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Record Date, Quorum and Voting Rights

The Company’s Board of Directors fixed April 7, 2015 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had 16,500,945 shares of common stock, par value $1.25 per share, outstanding and entitled to vote, held by approximately 1,834 shareholders. The Company’s common stock is the only authorized class of stock entitled to vote.

Under Pennsylvania law and the Company’s bylaws, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the annual meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm.

Each holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock held in his or her name in the Company’s books as of the Record Date. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters.

Assuming the presence of a quorum, the three (3) nominees for director receiving the highest number of votes will be elected at the annual meeting. The advisory vote on the compensation of the Company’s named executive officers, and any other matters that may come before the annual meeting, will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, any abstention or broker non-votes will not be counted as a vote cast.

Solicitation of Proxies and Voting

The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Company sends to its shareholders in connection with the annual meeting, will be paid by the Company. In addition to solicitation by American Stock Transfer and Trust Company, LLC, the directors, officers and employees of the Company and the Bank may solicit proxies from shareholders personally or by telephone, facsimile or other electronic means without additional compensation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by these persons, and upon their request, the Company will reimburse them for their reasonable forwarding expenses.

Shareholders of record can vote their shares by completing and returning a written proxy card or via the Internet. To do so, go to www.voteproxy.com and follow the on screen instructions. Have your control number from your proxy card available when you access the web page. Telephone voting is also available, toll free, for shareholders of record by calling 1-800-776-9437 from a touch tone phone.

Shareholders of record can also vote in person at the meeting. Submitting your voting instructions by returning a proxy card or by voting over the telephone or over the Internet will not affect your right to attend the meeting and vote. The method by which you vote will in no way limit your right to vote in person at the annual meeting, after giving written notice to Michael J. Cestone, Jr., Secretary of the Company.

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Please note that you may not vote shares held in street name at the annual meeting unless you obtain a legal proxy from that organization holding your account. If your shares are held in a an account at a bank, brokerage firm, broker-dealer or other similar organization, these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you plan to attend the meeting, you will be required to provide a “Broker Letter” as proof of ownership to be allowed to attend the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Revocation of Proxies

A shareholder of record who returns a proxy may revoke the proxy prior to the time it is voted in any one of the following ways:

•	by giving written notice of revocation to Michael J. Cestone, Jr., Secretary of First National Community Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512; or

•	by executing a later-dated proxy and giving written notice to the Secretary of the Company; or

•	by voting in person after giving written notice to the Secretary of the Company.

Attendance by a shareholder at the annual meeting will not in and of itself constitute a revocation of the proxy.

PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY’S COMMON STOCK

Principal Owners

The following table sets forth information as of April 7, 2015 with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) who is known by the Board of Directors to be the beneficial owner of more than five percent (5.0%) of the Company’s outstanding common stock. As of April 7, 2015, the Company had 16,500,945 shares of common stock outstanding and entitled to vote.

Name and Address	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock Beneficially Owned
Louis A. DeNaples 400 Mill Street Dunmore, PA 18512	1,630,449	9.84%

(1)	All shares are owned individually or jointly with a spouse unless otherwise indicated. For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Executive Officers and Nominees” on page 10.

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Beneficial Ownership by Directors, Executive Officers and Nominees

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors and executive officers whose compensation is disclosed in this Proxy Statement, its principal shareholders and by its current directors and all executive officers as a group, as of April 7, 2015. The address of each of the beneficial owners identified is 102 E. Drinker Street, Dunmore, PA 18512. Except as otherwise indicated, each person included in this table owns their shares directly and possesses sole voting and sole investment power with respect to all such shares; none of such shares are pledged as security. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent (5.0%) of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

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BENEFICIAL OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES

		Number
Name	Position	of Shares	Percentage (14)
William G. Bracey (1)	Director of the Company and Bank	104,973	*

Michael J. Cestone, Jr. (2)	Director of the Company and Bank; Secretary of the Board of Directors	181,798	1.10%

Joseph Coccia (3)	Director of the Company and Bank	181,820	1.10%

Dominick L. DeNaples (4)	Director, Chairman of the Boards of the Company and Bank	49,755	*

Louis A. DeNaples (5)	Shareholder and Director of the Bank; Former Chairman of the Boards of the Company and the Bank	1,630,449	9.84%

Louis A. DeNaples, Jr. (6)	Director of the Company and Bank	101,736	*

Keith W. Eckel (7)	Director of the Company and Bank	1,900	*

Thomas J. Melone (8)	Director of the Company and Bank	800	*

John P. Moses (9)	Director of the Company and Bank	84,877	*

Steven R. Tokach (10)	Director of Company and Bank; President and Chief Executive Officer of the Company and Bank	4,750	*

James M. Bone, Jr. (11)	Executive Vice President and Chief Financial Officer of the Company and Bank and former Chief Information Officer of the Bank	18,424	*

Gerard A. Champi (12)	Chief Operating Officer of the Bank; Former Interim President and Chief Executive Officer of the Company and Bank	22,311	*

Mary Griffin Cummings (13)	Senior Vice President and General Counsel	1,050	*

Brian C. Mahlstedt (14)	First Senior Vice President and Chief Lending Officer of the Bank	3,305	*

	All current directors and executive officers as a group (21 persons)(15) +	2,408,263	14.54%

*Indicates ownership of less than 1%.

+Includes all options held by all current directors and executive officers that are exercisable within 60 days.

(1) Comprises 3,897 shares held individually by Mr. Bracey and 101,076 shares held by a business is 100.00% owned by Mr. Bracey.

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(2) Comprises 37,047 shares held individually by Mr. Cestone, 44,495 shares held individually by Mr. Cestone’s spouse and 100,256 shares held by a family partnership.

(3) Comprises 9,075 shares held jointly with Mr. Coccia’s spouse and 172,745 shares held by a family limited partnership.

(4) Comprises 47,316 shares held jointly with Mr. DeNaples’s spouse and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Louis A. DeNaples.

(5) Comprises 1,609,063 shares held individually by Mr. DeNaples, 14,016 shares owned individually by his spouse, 4,931 shares owned jointly with Mr. DeNaples’ spouse and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Dominick L. DeNaples.

(6) Comprises 73,244 shares held individually by Louis A. DeNaples, Jr., 27,217 co-owned with Louis A. DeNaples, Jr.’s children and 1,275 shares held for the benefit of a minor nephew.

(7) Comprises 1,900 shares held individually by Mr. Eckel.

(8) Comprises 800 shares held individually by Mr. Melone.

(9) Comprises 2,673 shares held individually by Mr. Moses and 82,204 shares held jointly with Mr. Moses’ spouse.

(10) Comprises 4,750 shares held individually by Mr. Tokach.

(11) Comprises 2,142 shares held jointly with Mr. Bone’s spouse, 1,917 shares held individually, 249 shares held as custodian for the benefit of his children, 4,316 shares co-owned with Mr. Bone’s father and three of his siblings, and exercisable options to purchase 9,800 shares.

(12) Comprises 3,945 shares held individually by Mr. Champi, 2,857 shares held jointly with Mr. Champi’s spouse, 1,735 shares held as custodian for the benefit of a minor, and exercisable options to purchase 13,774 shares.

(13) Comprises 1,050 shares held individually by Ms. Cummings.

(14) Comprises 2,705 shares held individually by Mr. Mahlstedt and 600 shares held by his child.

(15) Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act. Accordingly, represents percentage of 16,500,945 shares issued, outstanding and entitled to vote as of March 31, 2015, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued, outstanding and entitled to vote plus the number of shares for which that person holds options exercisable within 60 days of March 31, 2015 and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued, outstanding and entitled to vote plus the number of shares for which those persons hold such options. The above table excludes unvested shares of restricted stock because, though those shares are outstanding, the holder does not have the power to vote or transfer the shares. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third-party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with Section 2.02 of the Company’s bylaws, the Company has a classified Board of Directors with staggered three-year terms of office. The Board is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. The Board of Directors is authorized to increase the number of directors that constitutes the whole Board of Directors provided that the total number of directors in each class remains relatively proportionate to the others.

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Unless otherwise instructed, the proxy holder will vote the proxies received for the election of the four (4) nominees for Class B Director named below. If any nominee should become unavailable to serve for any reason, proxies will be voted in favor of a substitute nominee as designated by the Board of Directors. The Board of Directors currently believes that the nominees named will be able to serve if elected. Any vacancy on the Board of Directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the Board of Directors and each person so appointed will be a director until the expiration of the term of office of the class to which he or she was appointed. Assuming the presence of a quorum, the four (4) nominees for director receiving the highest number of votes will be elected at the annual meeting.

Cumulative voting rights do not exist with respect to the election of directors. Except as may otherwise be provided by statute or by the articles of incorporation, at every shareholders meeting, each shareholder entitled to vote has the right to one vote for each common share owned on the Record Date fixed for the meeting. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

Information As To Nominees

The following section contains, as of April 7, 2015, certain information with respect to the nominees for directors for terms to expire in 2018. You will find information about their share ownership on page 10.

NOMINEES FOR CLASS B DIRECTORS WHOSE TERMS WILL EXPIRE IN 2018

William G. Bracey (Director of the Company since 2014)

Mr. William G. Bracey, 60, was appointed as an independent Director of the Company and the Bank on May 12, 2014. Mr. Bracey is the owner of two Shoprite Supermarkets, as well as an Ace Hardware Store, a NAPA Auto Parts Stores, and Hallmark Gold Crown Stores. Mr. Bracey currently serves on the Board of the Pennsylvania Food Merchants and Johnson College. He formerly served as Board member and Chairman of Affiliated Foods, Board member and Co-chairman of Associated Wholesale and Board member of Scranton Preparatory School. Mr. Bracey’s 40 years of entrepreneurial and corporate management experience, strong network of community relationships and partnerships, and significant knowledge of the retail business climate in the region qualifies him to serve as director of the Company.

Louis A. DeNaples, Jr. (Director of the Company since 2008)

Dr. Louis A. DeNaples, Jr., 47, is an independent Director of the Company and the Bank since 2008. He was elected Vice-Chairman of the Company and the Bank in December 2013. Dr. DeNaples is a licensed physician and practices emergency medicine at Geisinger-Community Medical Center Emergency Department in Scranton, Pennsylvania. Dr. DeNaples served as Director and Vice Chairman for The Community’s Bank of Bridgeport Connecticut from 2001 through September 2013. Dr. DeNaples’s understanding of the banking and medical industries, considerable community and charitable involvement and service as director of the Company and the Bank since 2008 qualify him to serve as a director of the Company. Dr. DeNaples is the son of director, Louis A. DeNaples and the nephew of director, Dominick L. DeNaples.

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Thomas J. Melone, CPA (Director of the Company since 2011)

Mr. Thomas J. Melone, CPA, 56, was appointed as an independent Director of the Company and the Bank on May 25, 2011. Mr. Melone is a Partner with the Albert B. Melone Company, a leading provider of accounting, tax and consulting services throughout the Northeastern Pennsylvania region. Mr. Melone, who has been with this firm since 1984, leads the firm’s Tax Preparation and Advisory Services line as well as its Small Business Advisory and Consulting Services line. Additionally, he has extensive experience in the financial management of public school districts operating in the Commonwealth of Pennsylvania. Mr. Melone is also an owner of Pro-Data Processing, Inc. Mr. Melone is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and the Allied Services Board, specifically serving as Chairman of the Allied Institute of Rehabilitation Medicine and the John Heinz Institute of Rehabilitation Medicine. Mr. Melone is a graduate of King’s College in Wilkes-Barre, Pennsylvania. Mr. Melone’s community involvement, extensive business and accounting experience and service as director of the Company and the Bank qualify him to serve as a director of the Company.

Steven R. Tokach (Director of the Company since 2011)

Mr. Steven R. Tokach, 68, was appointed as Director of the Company and the Bank on November 21, 2011 and serves as President and Chief Executive Officer of the Company and the Bank. Previously, Mr. Tokach was retired from banking from 2006 to his appointment. Prior to that, he was Senior Vice President and Chief Credit Administrator for Community Bank, N.A., a multi-billion dollar bank with locations in upstate New York and Northeastern Pennsylvania, from 2004 to 2006. Mr. Tokach served as Regional President of First Liberty Bank & Trust, N.A., the Pennsylvania bank division of Community Bank, N.A, from 2001 to 2004. He served as President of First Liberty Bank in Jermyn, Pennsylvania from 1996 to 2001 and as Executive Vice President and Chief Operating Officer from 1991 to 1996. Prior to that, Mr. Tokach worked for three other banks located in Pennsylvania, serving as Vice President of First Eastern Bank from 1989 to 1991, as Vice President of Guaranty Bank, N.A. from 1986 to 1989 and as Vice President of The First National Bank of Jermyn from 1982 to 1986. Prior to his banking career, Mr. Tokach was a Bank Examiner with the OCC from 1968 to 1982, supervising or assisting in the examination of national banks. Mr. Tokach is a graduate of King’s College in Wilkes-Barre, Pennsylvania, where he earned his bachelor’s degree in accounting. He is a former member of the boards of directors of the Scranton Chamber of Commerce and the United One Credit Bureau and the Scranton Chapter of the American Red Cross. Mr. Tokach’s extensive banking experience, knowledge of bank regulatory matters from his time with the OCC and accounting and financial background qualify him to serve as a director of the Company.

Board Recommendation

The Company’s Board of Directors recommends that shareholders vote FOR the election for each of the nominees for director listed above.

Information As to Directors Who Will Continue In Office

The following section contains, as of April 7, 2015, certain information with respect to Class C and Class A directors who are continuing directors and are not standing for election at the annual meeting:

CLASS C DIRECTORS WHOSE TERMS WILL EXPIRE IN 2016

Joseph Coccia (Director of the Company since 1998)

Mr. Joseph Coccia, 60, is a Director of the Company and the Bank since 1998. Mr. Coccia is President of Coccia Ford, Inc. (doing business as Coccia Ford Lincoln), a car dealership in Wilkes-Barre, Pennsylvania, and President of Eastern Auto Exchange, Inc. Mr. Coccia also served on the Lincoln Mercury Dealer Association Board. Mr. Coccia’s strong business background and knowledge of owning and operating a large local business, his broad community involvement, and his service as a director of the Company and Bank for over 14 years qualify him to serve as a director of the Company.

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Dominick L. DeNaples (Director of the Company since 1998)

Mr. Dominick L. DeNaples, 77, is an independent Director of the Company since 1998 and of the Bank since 1987. Mr. DeNaples has served as the Chairman of the Board of Directors of the Company and Bank since 2010. Previously, he served as Vice Chairman of the Boards of Directors of the Company and Bank from December 2009 until he was elected Chairman in May 2010. He is President of Rail Realty Corporation, Vice President of DeNaples Auto Parts Inc., and Vice President of Keystone Landfill, Inc., each of which he is also co-owner with his brother Louis A. DeNaples. Mr. DeNaples currently serves as Chairman of the Board and Finance of Lackawanna College’s Board of Trustees, St. Joseph’s Center and St. Joseph’s Foundation. Mr. DeNaples serves on the Board of Geisinger Health Services and also on the Advisory Board of Penn State University – Worthington campus. He formerly served as President of the Council and Chairman of Finance of the Northeastern Pennsylvania Council of Boy Scouts of America, and currently serves as a board member. Mr. DeNaples’ extensive business background, years of community and charitable involvement and service as a Director of the Company and the Bank for over 26 years qualify him to serve as Director of the Company. Mr. DeNaples is the brother of director, Louis A. DeNaples and the uncle of nominee director Louis A. DeNaples, Jr.

John P. Moses (Director of the Company since 1999)

Mr. John P. Moses, Esquire, 68, is an independent Director of the Company and the Bank since 1999. Mr. Moses has served as the Chairman of Blue Cross of Northeastern Pennsylvania since 1997 and as an attorney in private practice since 1971, including as Of Counsel at the law firm of Cozen & O’Connor since 2009. During his career, he also has served as Chairman of the Northeast Pennsylvania Heart Association and as Chairman and President of the Board of Governors of St. Jude Children’s Research Hospital (“St. Jude”), and as Chief Executive Officer for ALSAC, the fundraising arm of St. Jude. Mr. Moses also has had a distinguished career in public service, having served as a member of various state commissions and as counsel to various state and local judicial, executive, legislative and administrative offices and non-profit organizations. He has received numerous awards for his contributions in public service, business, the law and charitable causes, including the Ellis Island Medal of Honor. He also serves on the boards of Villanova University School of Law and The Commonwealth Medical College. Admitted to practice law in Pennsylvania and before the U.S. Supreme Court, he is a graduate of the Villanova University School of Law. Mr. Moses’ extensive business and legal background, community and charitable involvement and service as a director of the Company and Bank for over 13 years qualify him to serve as a director of the Company.

CLASS A DIRECTORS WHOSE TERMS WILL EXPIRE IN 2017

Michael J. Cestone, Jr. (Director of the Company since 1998)

Mr. Cestone, 83, has served as a Director and Secretary of the Board of Directors of the Company since 1998. Mr. Cestone has also served has a Director of the Bank since 1969 and as Secretary of the Bank since 1971. Mr. Cestone has been Chief Executive Officer of Mastriani Realty Co., a company that he also owns, since 1959. Mr. Cestone’s understanding of land development and the building industry, involvement in the community and service as a director of the Bank for over 44 years qualify him to serve as a director of the Company.

Louis A. DeNaples (Director of the Company from 1998 to 2012 and 2013 to Present)

Mr. Louis A. DeNaples, 74, is an independent director of the Company and the Bank. He is President of DeNaples Auto Parts, Inc., President of Keystone Landfill Inc. and Vice President of Rail Realty Corp each of which he co-owns with Dominick L. DeNaples. He has been a director of the Bank since 1972 and served as Chairman of the Board of Directors of the Company from 1998 until he took a leave of absence from involvement with the Company and the Bank in February 2008. In 2013, Mr. DeNaples was elected to the Company Board by shareholders at the 2013 annual shareholders meeting on December 23, 2013. Mr. DeNaples has extensive business knowledge, community and charitable involvement and association with the Bank for many years which qualify him to serve as a director of the Company. Mr. DeNaples is the brother of director Dominick L. DeNaples and the father of nominee director Louis A. DeNaples, Jr.

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Keith W. Eckel (Director of the Company since 2014)

Mr. Keith W. Eckel, 68, was appointed an independent Director of the Company and the Bank on September 24, 2014. Mr. Eckel is the Chief Executive Officer of Fred W. Eckel and Sons and President of Eckel Farms, Inc. Mr. Eckel serves as a Trustee of Penn State University. Mr. Eckel formerly served as Board member and Chairman of Nationwide Mutual Insurance Company, a Fortune 100 insurance provider and Allied Group, Inc., a subsidiary of Nationwide Mutual Insurance Company. Mr. Eckel also previously served as Board member of International Food and Agricultural Development, an organization that advises the United States Agency for International Development on agricultural matters, and was the former President of the Pennsylvania Farm Bureau. Mr. Eckel’s strong business background, extensive knowledge in the insurance industry and agribusiness and community and charitable involvement qualifies him to serve as a director of the Company.

Information as to Executive Officers and Significant Employees

Executive Officers Who Are Not Directors

Information as of April 7, 2015 regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company is set forth below. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

James M. Bone, Jr., CPA

Mr. James M. Bone, Jr., 53, is Executive Vice President and Chief Financial Officer of the Company and the Bank, a position he has held since September 2012. Mr. Bone has been an employee of the Bank since 1986, serving as Executive Vice President and Chief Information Officer from May 2010 to August 2012; First Senior Vice President and Administrative Services Division Manager from July 2000 to April 2010; as Senior Vice President and Branch Administrator from January 1995 to June 2000; Vice President and Community Office Manager/Commercial Loan Officer from May 1992 to December 1994; Vice President and Loan Administration/Compliance Division Manager from January 1989 to May 1992; and Internal Auditor from July 1986 to December 1988. Mr. Bone is a licensed Certified Public Accountant. In addition, Mr. Bone owns a limited liability company through which he provides tax and consulting services to various individual clients and small businesses.

Gerard A. Champi

Mr. Gerard A. Champi, 54, is Chief Operating Officer of the Bank since March 2011. Prior to holding this position, he served as Interim President and Chief Executive Officer of the Company and the Bank and as a director of the Bank from March 2010 until February 2011. Mr. Champi has been with the Bank since 1991 and has served in various leadership roles in the Retail and Commercial Sales Divisions. He currently serves as the President of the Greater Pittston Chamber of Commerce and Board Member and Vice President of Finance of the Northeastern Pennsylvania Council Boy Scouts of America. He also serves as Board Member of the Pennsylvania Bankers Association, the St. Joseph’s Center and the Lackawanna Blind Association, an Advisory Board Member of Penn State Worthington Scranton, a campus of the Pennsylvania State University and Past President of the Luzerne County Community College Foundation Board of Directors.

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Cathy Conrad

Ms. Cathy J. Conrad, 41, is Senior Vice President and Credit Administration Officer of the Bank, a position she has held since September 2013. Ms. Conrad has been with the Bank since 1995. Her previous roles include Senior Vice President and Credit Administration Manager from 2010 until September 2013 and Vice President, Credit Department Manager from 2004 to 2009.

Mary Griffin Cummings

Attorney Mary Griffin Cummings, 52, is Senior Vice President and General Counsel of the Bank, a position she has held since October 1, 2012. Prior to joining the Bank, she was Associate General Counsel, Resident Counsel and General Counsel for Wyoming Valley Health Care System, Inc. (“WVHCS”), a large health care system previously located in Wilkes-Barre, Pennsylvania, from May 2000 to May 2009. From May 2009 through October 2012, Ms. Cummings practiced law both in her own private practice and for Wyoming Valley Health and Education Foundation and WVHCS Retention Company. Ms. Cummings is a licensed attorney and admitted to practice law in the Courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania. She is a member of the Wilkes-Barre Law and Library Association and the Pennsylvania Bar Association. Ms. Cummings serves as a member of the board for the American Red Cross/Wyoming Valley Chapter, the Catherine McAuley Center, Scranton, PA. and the McGlynn Learning Center, Wilkes-Barre, PA.

Joseph J. Earyes, CPA

Mr. Joseph J. Earyes, 58, is First Senior Vice President and Chief Retail Banking & Operations Officer of the Bank, a position he has held since March 2013. Prior to holding this position, he served as First Senior Vice President and Retail Banking Officer of the Bank from February 2011 to February 2013 and Senior Vice President and Retail Banking Officer of the Bank since December 2008. Mr. Earyes, who has FINRA Series 7 and 63 licenses, also is a financial services representative of Invest Financial Corporation through that entity’s third party brokerage arrangement with the Bank. Prior to joining the Bank, Mr. Earyes was Chief Financial Officer of State Petroleum Distributors LLC, a wholesale fuel distributor, from February 2006 to August 2008. Mr. Earyes has previous banking experience from his time as Executive Vice President and Chief Executive Officer of Fidelity Deposit and Discount Bancorp, Inc. of Dunmore, Pennsylvania, the holding company for The Fidelity Deposit and Discount Bank, from April 2001 to April 2004. Mr. Earyes is a licensed Certified Public Accountant and worked as a partner in the Earyes/Alu LLP CPA firm that he co-owned from July 2004 to January 2006.

Mary Ann Gardner, CRCM

Ms. Gardner, 57, is Senior Vice President and Compliance Officer of the Bank, a position she has held since April 2013. Ms. Gardner is a Certified Regulatory Compliance Manager and has been an employee of the Bank since 1976. She previously served as Regulatory Compliance Manager from 2010 to 2011 and the Bank Secrecy Act, Compliance and Community Reinvestment Act Officer from 2011 to 2013.

Ronald S. Honick, Jr. CPA, CIA

Mr. Ronald S. Honick, Jr., CIA, 37, is Senior Vice President and Audit Manager of the Bank, a position he has held since January 2011. Prior to joining the Bank, Mr. Honick was a Financial Analyst in the technical accounting department of a global manufacturing company from 2008 to December 2010. Mr. Honick is a licensed Certified Public Accountant and a licensed Certified Internal Auditor.

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Lisa L. Kinney

Ms. Lisa L. Kinney, 45, is Senior Vice President and Retail Lending Officer and Consumer Lending Manager of the Bank, a position she has held since September 2008. Ms. Kinney has been an employee of the Bank since 1994, with her previous roles including Vice President and Indirect Lending Manager from January 2007 to September 2008; Vice President and Indirect Lending Officer from December 2005 to December 2006; and Assistant Cashier and Indirect Lending Officer from May 1998 to November 2005.

Brian C. Mahlstedt

Mr. Brian C. Mahlstedt, 55, is First Senior Vice President and Chief Lending Officer of the Bank since September 2013. Mr. Mahlstedt first joined the Bank in 1999 and served as Senior Vice President and Commercial Loan Officer until 2009. From 2011 to September 2013, when he rejoined the Bank, Mr. Mahlstedt was a Senior Vice President, Senior Commercial Loan Officer at Wayne Bank. Mr. Mahlstedt also served as Vice President, Senior Loan Officer at Pennstar Bank from 2009 to 2011.

Donald H. Ryan

Mr. Donald H. Ryan, 62, is the Human Resources Officer and Senior Vice President of the Bank since November 2011. Before joining the Company, Mr. Ryan was the Operations Director at Johnson College from June 2009 until September 2011 with responsibility for human resources, information technology and facilities. From 1997 to 2009, he was President and principal of The Ryan Group, a Northeastern Pennsylvania based human resources consulting firm. Prior thereto, Mr. Ryan held senior human resources positions at National Westminster Bancorp, U.S. Trust Company of New York and The Federal Reserve Bank of New York.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to promote shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of NASDAQ, and Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities to maintain the highest governance standards.

The Board of Directors has four standing committees: Audit Committee, Risk Management Committee, Compensation Committee and Corporate Governance Committee, which is the committee that makes director nominating recommendations to the Board of Directors. The charters of these committees have been approved by the Board and are available on our corporate website at www.fncb.com/investorrelations.

Currently, the Board of Directors has ten members. The Company evaluates the independence of directors under the SEC and NASDAQ stock market’s standards for independence. The NASDAQ standards require the Board of Directors to be comprised of a majority of independent directors. The NASDAQ standards also require that, except for exceptional and limited circumstances, the Board of Directors maintain an audit committee comprised only of independent directors and that compensation and nomination decisions must be made only by independent directors.

Independence is reviewed at least annually to determine whether all existing and potential committee members are independent. The Board of Directors has determined that William G. Bracey, Louis A. DeNaples, Louis A. DeNaples, Jr., Keith W. Eckel, John P. Moses, Dominick L. DeNaples and Thomas J. Melone met the standards for independence.

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In making its independence determinations, the Board considers all relevant facts and circumstances, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considered that in the ordinary course of business the Company and the Bank may provide commercial banking and other services to some of the independent directors and to business organizations and to individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to the Company and the Bank. The Board has determined that, based on the information available to the Board, none of these relationships were material.

Mr. Moses, a director, is Of Counsel at the law firm of Cozen & O’Connor (“Cozen”), which has provided legal services to the Company during 2014. Mr. Moses does not have any ownership or profit sharing interest in Cozen. The Board has considered this relationship and determined that it did not impair Mr. Moses’ independence. Please see the relationships discussed under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for a description of the other relationships considered by our board of directors.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to the Company’s directors and employees, including the President and Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and Principal Accounting Officer (“PAO”). The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, accurate financial and regulatory reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code is available in the Investor Relations section on the Company’s website at www.fncb.com by clicking on Corporate Information and then Governance Documents. The Company intends to post any amendments to the Code on its website and also to disclose any waivers (to the extent applicable to the Company’s President, PEO, PFO or PAO) on a Form 8-K within the prescribed time period.

Shareholder Communications

Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Michael J. Cestone, Jr., Secretary, at 102 East Drinker St., Dunmore, PA 18512, or by sending an electronic message to corporatesecretary@fncb.com. Mr. Cestone will submit your correspondence to the Board of Directors or the appropriate committee as applicable.

Submission of Shareholder Proposals for 2016 Annual Meeting

Shareholder proposals for the 2016 annual meeting of shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 18, 2015 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 18, 2015 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2016 annual meeting of shareholders, although it will not be included in the Company’s Proxy Statement, if it is received earlier than February 19, 2016 and later than March 11, 2016. If notification of a shareholder proposal is not received by December 18, 2015, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal. See “Director Nominations” on page 22 for more information on director nominations.

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In addition, any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by the Company’s then existing Board of Directors) or submit a proposal for consideration at the 2016 annual meeting must comply with the advance notice provisions of the Company’s bylaws. The advance notice provisions in the Company’s bylaws require that the following additional information must be provided to the Company by a shareholder submitting a shareholder proposal:

a)	the name and address of the shareholder who intends to make the nomination or propose the business, and, as the case may be, of the person or persons to be nominated;
b)	a representation that the shareholder is a holder of record of shares of the Company and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal;
c)	the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the bylaws), which information must be supplemented as of the record date;
d)	a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the nominations or nominations are to be made by the shareholder, or the business is to be proposed, which information must be supplemented as of the record date;
e)	information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of the Company and the existence of any hedging transactions, which information must be supplemented as of the record date;
f)	if applicable, the consent of each nominee to serve as a director of the Company if so elected; and
g)	any other information regarding the nominee or each matter of business to be proposed by such shareholder that would be required under the SEC’s proxy rules and regulations had the nominee been nominated, or the matter been proposed, by the Board of Directors.

Copies of the full text of the bylaw provision relating to advance notice can be obtained by writing to Michael J. Cestone, Jr. Secretary, at 102 East Drinker St., Dunmore, PA 18512. A copy of our bylaws was filed with the SEC as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, filed November 12, 2013.

The Board of Directors

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our bylaws. We separate the positions of Chairman of the Board and Chief Executive Officer. We believe separation of these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance. Mr. Dominick L. DeNaples serves as non-executive Chairman of the Board of Directors and is independent of management.

The Board of Directors is actively involved in the oversight of risks that could affect the Company. For 2014, this oversight was conducted through the Risk Management and Audit Committees, but the full Board retained responsibility for general oversight of risks. The Audit Committee, pursuant to its charter, considers and reviews with the Company’s internal audit department, independent registered public accounting firm, and management, the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels, and considering the potential impact on our objectives. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise. On February 26, 2014, the Board established a Risk Management Committee, which has the primary role in risk management of the Company. For further detail about the Risk Management Committee, see “Committees of the Board—Risk Management Committee” below.

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The Bank Board maintains a Directors Loan Committee and a Compliance Committee. The Directors Loan Committee meets bi-weekly before each Bank board meeting or more often as necessary. In addition to the Bank’s Chairman, President and Chief Executive Officer, Chief Operating Officer and Chief Lending Officer, the following Directors are members of this committee: Michael J. Cestone, Dominick L. DeNaples, Louis A. DeNaples, Keith W. Eckel, and Thomas J. Melone. In 2014, this committee met thirty-two (32) times. The Compliance Committee meets monthly or more often as necessary. The following Directors are members of the Compliance committee: William G. Bracey, Joseph Coccia, Keith W. Eckel, Thomas J. Melone and John P. Moses. In 2014, the Compliance Committee met twelve (12 times).

During 2014, the Company’s Board of Directors held nineteen (19) meetings. Each of the directors attended at least 75% of the meetings of the Company’s Board of Directors and of the committees on which he served. Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meeting of shareholders.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Risk Management Committee, Compensation Committee and Corporate Governance Committee. The charters of these committees have been approved by the Board of Directors and are available on the Company’s website www.fncb.com under the link for “Investor Relations.”

	Compensation Committee	Corporate Governance Committee	Audit Committee	Risk Management Committee

William G. Bracey	X	X	X	X
Michael J. Cestone, Jr.
Joseph Coccia				X(1)
Dominick L. DeNaples
Louis A. DeNaples, Jr.	X(1)	X	X	X
Louis A. DeNaples
Keith W. Eckel		X	X	X
Thomas J. Melone	X	X	X(1)
John P. Moses	X	X(1)	X
Steven R. Tokach
Number of meetings in 2014	5	4	12	1

 X Current member

(1) Chairperson

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Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The current Compensation Committee charter is available in the Investor Relations section on the Company’s website at www.fncb.com by clicking on Corporate Information and then Committee Charting under the heading “Compensation Committee Charter.” As noted above, each of the directors serving on this committee was determined to meet the standards for independence. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee has the authority to retain and terminate a compensation consulting firm, including the authority to approve the firm’s fees and other terms of retention. The Compensation Committee also has the authority to delegate responsibility to subcommittees. For a discussion of the role of the Compensation Committee in determining executive and director compensation, see the discussion under the heading “Compensation Discussion and Analysis.”

RISK MANAGEMENT COMMITTEE

On February 26, 2014, the Board of Directors established a Risk Management Committee. The Risk Management Committee operates under a written charter that has been approved by the Board of Directors. The current Risk Management Committee charter is available in the Investor Relations section on the Company’s website at www.fncb.com by clicking on Corporate Information and then Governance Documents under the heading “Risk Management Committee Charter.” The Risk Management Committee is responsible for ensuring management has established an enterprise-wide risk management program and for providing oversight and guidance to management regarding the Company’s risks. The Risk Management Committee has authority to retain independent counsel, experts and advisors it believes are appropriate in carrying out its duties, including the authority to approve the advisor’s fees and other terms of retention. The Risk Management Committee also has the authority to delegate responsibility to subcommittees.

Corporate Governance Committee

The Corporate Governance Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Corporate Governance Committee with any recommended changes approved by the Board of Directors. The current Corporate Governance Committee charter is available in the Investor Relations section on the Company’s website at www.fncb.com by clicking on Corporate Information and then Committee Charting under the heading “Corporate Governance Committee Charter.” Each of the directors serving on this committee was determined to meet the standards for independence. The Corporate Governance Committee (1) recommends to the Board of Directors for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) in its discretion, considers candidates based on criteria for selecting new directors; (3) evaluates the background and qualifications of new director candidates; and (4) evaluates directors before nomination for reelection. The Corporate Governance Committee also oversees and makes recommendations to the Board of Directors with respect to corporate governance of the Company.

Director Nominations

The Corporate Governance Committee recommends director nominees to the Board of Directors. The Corporate Governance Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Corporate Governance Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in 2014 or 2015.

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The Corporate Governance Committee and the Board of Directors have not established a specific diversity component in their consideration of candidates for director and instead consider the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. Therefore, the Board, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

The Corporate Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Submission of Shareholder Proposals for 2016 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in the Company’s bylaws, which are summarized in the Proposals Section. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Corporate Governance Committee to evaluate their qualifications and experience, and (ii) the nominee’s consent to serving as a director if elected. Shareholders must deliver any proposals or nominations in writing to the Corporate Governance Committee or the Secretary of First National Community Bancorp, Inc. at its principal executive office, 102 E. Drinker Street, Dunmore, Pennsylvania 18512.

Any nomination for director not made in accordance with Section 1.07 of the Company’s bylaws will be disregarded by the presiding officer of the annual meeting, and votes cast for each such nominee will be disregarded by the Judge of Election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Section 1.07, the nomination will be honored and all votes cast for the nominee will be counted.

AUDIT COMMITTEE

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that each of the members of the Audit Committee is considered independent, as that term is defined by the SEC and in the NASDAQ listing standards related to audit committees. The current Audit Committee charter is available in the Investor Relations section on the Company’s website at www.fncb.com by clicking on Corporate Information and then on Committee Charting under the heading “Audit Committee Charter.” The principal duties of the Audit Committee, as set forth in its charter, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and recommending, annually, to the Board of Directors the engagement of an independent certified public accountant.

Currently, the Board has identified Thomas J. Melone, CPA as the Audit Committee financial expert. Mr. Melone qualifies as a financial expert based on his extensive accounting experience as a certified public accountant and as a partner of the Albert B. Melone Company.

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Report of the Audit Committee

To the Shareholders of First National Community Bancorp, Inc.:

The Audit Committee provides oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the financial reporting process, including internal controls. In fulfilling its oversight responsibilities, the Audit Committee discussed the financial statements in the annual report with management, including a discussion of the quality, not just acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as required to be discussed with the Audit Committee under generally accepted auditing standards. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on these discussions, the Audit Committee has recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee

/s/Thomas J. Melone, Chairman

/s/William G. Bracey

/s/Louis A. DeNaples, Jr.

/s/Keith W. Eckel

/s/John P. Moses

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company is committed to responsible compensation practices and strives to balance sound risk management with the need to attract, hire, motivate and retain executive team members who will maximize successful performance. The Company intends to provide executives with a balanced mix of fixed and variable pay. The purpose of all incentive plans is to motivate, reward and reinforce performance and achievement of team and/or individual goals in support of the Company’s strategic objectives for growth and profitability. They provide the opportunity for reward for meeting and exceeding established financial goals as well as recognition of individual achievements.

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Under the heading “Executive Compensation Tables,” you will find a series of tables containing specific information about the compensation earned or paid in 2014 to Mr. Steven R. Tokach, the President and Chief Executive Officer and PEO of the Company, and Mr. James M. Bone, Jr., the Chief Financial Officer and PFO of the Company. Compensation information is also presented for Mr. Gerard A. Champi, the Chief Operating Officer of the Bank, Mr. Brian C. Mahlstedt, Chief Lending Officer of the Bank and Mary Griffin Cummings, the General Counsel of the Bank, the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2014, referred to as our “named executive officers” or “named executives.”

The overall executive compensation philosophy and strategy and primary objective of the Board of Directors with respect to executive compensation at the Company is to provide a total compensation package that meets a number of interrelated goals. The Company’s compensation package is designed to:

1.	Be balanced and competitive in the external market in a manner consistent with the Company’s size and industry;

2.	Correlate with the Company’s strategic business plan;

3.	Align the interests of executives with those of shareholders;

4.	Drive superior performance and reward executives for achievement;

5.	Enable the Company to attract, motivate, develop and retain key executives whose experience, expertise and abilities will promote the Company’s performance for the benefit of its shareholders without encouraging undue risk-taking that could materially threaten the safety and soundness of the Company;

6.	Achieve an appropriate mix of fixed and variable compensation;

7.	Equally support annual and long-term financial and strategic performance objectives as well as the stability of the organization;

8.	Ensure compliance with applicable regulations;

9.	Deliver executive compensation in a manner that is prudent and cost-effective; and

10.	Support the mission, vision and values of the Company.

Design of Compensation Program

In 2014, executive compensation decisions were made by the Compensation Committee of the Board of Directors. The Board of Directors’ fundamental policy is to provide our executive officers with competitive compensation for their positions and to provide opportunities based upon their contributions to the Company’s development and financial success as well as their personal performance in accordance with the overall design of the Company’s compensation package.

The Role of Consultants

In 2014, management engaged Mosteller and Associates (“Mosteller”), a Pennsylvania-based human resources consulting firm, to conduct an Executive Compensation Review (“the 2014 Report”). The 2014 Report included: (1) a market review of the Company’s compensation for executive positions against compensation levels of executive positions at other similar financial institutions; and (2) recommendations for enhancements to the Company’s overall executive compensation programs. The Report has served as a foundation for executive compensation decisions in 2014 and will serve as the foundation for executive compensation decisions in 2015.

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The 2014 Report included market data from proxy statement analysis of a peer group of banks as well as three published survey sources. Specific analysis and comments were provided for each of the executive pay components (base, short term incentive, long-term incentive, and all other) as well as total compensation. The 2014 Report provided the Compensation Committee, the Board and management with what they believe was a solid base of relevant information upon which to develop compensation strategy and to base compensation-related decisions throughout 2014 and for 2015.

The Company continues to engage Mosteller to provide consulting services on an ongoing basis, advising with regard to executive and broad-based compensation matters as well as a variety of human resources topics. Mosteller was chosen because of its expertise in the field of human resources, the financial services industry and the geographic footprint of the Bank and its understanding of the organization. The Compensation Committee has evaluated the independence of Mosteller and concluded that no conflict of interest exists.

Incentive Plans

On December 19, 2012, upon the recommendation of the Compensation Committee, the Board of Directors approved three Short-Term Incentive Plans (the “Incentive Plans”), which came into effect January 1, 2013. These consist of an Executive Incentive Plan (the “EIP”), a Commercial Incentive Plan (the “CIP”) and a Staff Incentive Plan (the “SIP”). The Incentive Plans are designed to link annual cash compensation awards to specific Bank financial targets and individual performance metrics. According to the terms of these Incentive Plans, the Board of Directors is responsible for establishing the Bank-wide financial targets that are utilized to trigger funding of the Plans. The Board of Directors determines the individual performance goals used to evaluate the President and Chief Executive Officer. For all other executives and employees, management is responsible for establishing individual performance goals which, in conjunction with achievement of Bank-wide financial goals, are used to determine individual awards. Each of the incentive plans provides for a potential claw-back of award payments if the relevant performance measures on which they are based are restated or otherwise adjusted within a 36-month period following the public release of the financial information.

On February 26, 2014 the Board approved a 2014 Performance Target for purposes of the 2014 Incentive Plans. The Compensation Committee recommended the use of budgeted net income (excluding certain non-core items) as the key measure of performance for the 2014 fiscal year.

On December 17, 2014, and upon the recommendation of the Compensation Committee, the Board of Directors approved amendments to the EIP, the CIP, the SIP and the Branch Banking Incentive Plans. Those amendments became effective for incentive awards based on 2015 results. In each of the revised Plans, the “Threshold Target” was removed as an achievement level that would result in making payments under the Plans. Effective in 2015, each of the Plans will measure results based on “Target”, “Stretch” and “Maximum” levels of financial results. The bank-wide performance targets will continue to be established each year by the Board of Directors. Under the terms of the Incentive Plans, the Board of Directors will continue to have discretion to evaluate overall results and consider the financial impact of extraordinary items.

On February 25, 2015, and upon the recommendation of the Compensation Committee, the Board approved that incentive payments be made under the CIP and the SIP based on the Bank reaching its 2014 Budget Target for net income (excluding non-core items). The Board did not approve 2014 awards under the EIP. Awards were made to non-executive employees in the Commercial Unit under the CIP in February, 2015. Additionally, awards under the SIP were made to non-executive employees in March, 2015.

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Upon the recommendation of the Compensation Committee, the Long-term Incentive Plan (“LTIP”) was formally adopted by the Board of Directors on October 23, 2013 and approved by the shareholders at the 2013 Annual Meeting of Shareholders on December 23, 2013.

The LTIP is designed to reward directors, executives and key employees for their contributions to the long-term success of the Company, primarily as measured by the increase in the Company’s stock price. The LTIP design provides the Board with the authority to offer several different types of long-term incentives, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Upon the recommendation of the Compensation Committee, the Board approved awards to executives and key employees under the terms of the LTIP on February 26, 2014. The 2014 grants were awarded on March 1, 2014 was and were comprised solely of restricted stock. The 2014 grants utilized 47,750 common shares of the 1.2 million common shares reserved for issuance under the LTIP.

On February 25, 2015 and upon the recommendation of the Compensation Committee, the Board approved awards under the terms of the LTIP to executives and key employees. The 2015 grants were awarded on March 1, 2015 and were comprised solely of restricted stock. The 2015 grants utilized 84,450 common shares of the 1.2 million common shares reserved and available for issuance under the LTIP. In combination, the 2014 and 2015 LTIP grants have utilized 132,200 of the 1.2 million authorized common shares.

The Role of Management

Input from senior management, including the President and Chief Executive Officer and the Human Resources Officer, along with our external consultants was critical in order to permit the Board of Directors and Compensation Committee to make informed and appropriate decisions. Input from senior management may include:

•	Performance summaries for management team members and recommendations regarding compensation;
•	Results from executive compensation studies and related recommendations and analysis; and
•	Data and recommendations for changes necessary to ensure the continued market competitive nature of the Company’s overall compensation package and/or the individual components of executive compensation.

Each member of senior management excuses himself or herself from all Board and Compensation Committee discussions of that individual’s compensation.

Benchmarking and Peer Group

During 2014, the Company utilized a peer group based on industry, asset size, organizational structure, performance levels and geographic location. The Company selected that peer group to provide comparative market data for executive compensation pay levels.

This peer group included financial organizations from the Mid-Atlantic states with asset size ranging from approximately $624 million to almost $2.2 billion as of December 31, 2013, the most recent year for which information was available at the time of the 2014 Report. We believe these companies are an appropriate group against which to benchmark our compensation for 2014.

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Below is a listing of the peer group used by the Company in 2014 to benchmark its executive compensation:

ACNB Corp.	Codorus Valley Bancorp, Inc.	Norwood Financial Corp.
AmeriServe Financial, Inc.	ESB Financial Corp.	Orrstown Financial Services Inc.
Bryn Mawr Bank Corp.	ESSA Bancorp, Inc.	Peapack-Gladstone Financial Corp.
Chemung Financial Corp.	Fidelity D&D Bancorp, Inc.	Peoples Financial Services Corp.
Citizens and Northern Corp.	First Keystone Corp	Univest Corp of Pennsylvania
CNB Financial Corp.	First United Corporation	.

Material Differences in Named Executive Officers’ Compensation

The overall factors that come into consideration when making executive compensation decisions include the following:

•	Compensation philosophy and strategy;
•	Individual performance relative to goals;
•	Corporate performance;
•	Budgetary constraints;
•	Regulatory requirements;
•	Competitive market data received from external compensation consultant including best practices in the marketplace;
•	Ability to retain and attract executive employees;
•	External economic and industry environment; and
•	Risk assessment considerations.

The named executive officers receive base salaries commensurate with their positions and responsibilities. In determining the appropriate types and amounts of compensation for the President and Chief Executive Officer each year, the Board of Directors evaluates both corporate and individual performance. The corporate factors include the financial performance of the Company, including return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the Company’s stock price, comparative results achieved by the Company’s peer group institutions, and progress in realizing the Company’s long-term strategic plan. The individual factors include initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership. In determining the appropriate types and amounts of compensation for the named executive officers other than the President and Chief Executive Officer, the Board of Directors takes into consideration the officer’s experience, expected personal performance and salary levels for comparable positions.

Compensation Components

The compensation package for each named executive officer is comprised primarily of base salary, short-term incentives in the form of cash bonuses and long-term stock-based incentive awards. The Company also offers executives who meet the eligibility requirements the opportunity to participate in a nonqualified deferred compensation plan, in addition to a 401(k) Plan and health and welfare benefits available to all of the Bank’s employees.

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Base Salary - The Bank has established salary ranges that are competitive with our peer group and the banking industry in our local region. Each job classification has been evaluated based upon the required skills, knowledge, responsibility and experience needed. Salary increases are based upon merit, performance, quality of work, and other job related factors. Salary increases are not guaranteed and a satisfactory performance review may not warrant an increase. The base salary for each named executive officer is determined based upon experience, personal performance, salary levels in effect for comparable positions in the banking industry, internal base salary comparability considerations and the responsibilities assumed by the named executive officer. The weights given to these factors differ from individual to individual as the Board determines is appropriate. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Company and individual executive performance.

Please refer to “Executive Compensation Tables” below for additional information on compensation of our named executive officers.

Short-Term Incentive Program/Cash Bonuses

On December 19, 2012, the Board approved the EIP which became effective during calendar year 2013. On December 17, 2014, the Board amended the EIP to eliminate “Threshold” as an achievement level against Performance Targets that would fund the Plan. The EIP is designed to link annual cash bonus awards to specific bank financial targets and individual performance metrics. According to the terms of the EIP, the Board of Directors is responsible for establishing the Bank-wide financial targets which are utilized to trigger funding of the EIP. The Board of Directors determines the individual performance goals used to evaluate the President and Chief Executive Officer. For all other executives, the President and Chief Executive Officer and Chief Operating Officer are responsible for establishing individual performance goals which, in conjunction with achievement of Bank-wide financial goals, are used to determine individual awards. The EIP provides for a potential claw-back of award payments if the relevant performance measures on which they are based are restated or otherwise adjusted with a 36-month period following the public release of the financial information. Based on the 2014 results, there were no cash bonuses awarded under the EIP in 2014.

Long-Term Incentive Programs - The Company believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of maximizing shareholder value.

Prior Plans

During 2014, the Company had in place two expired stock incentive plans: the 2000 Stock Incentive Plan (the “Stock Incentive Plan”) and the 2000 Independent Directors’ Stock Incentive Plan (the “Directors’ Stock Plan,” and together with the Stock Incentive Plan, the “Company Plans”), each of which expired on August 30, 2010 and, as such, no additional awards have been granted from the Company Plans, though the expiration of the Company Plans does not affect any awards outstanding as of the expiration date of the Company Plans.

Under the Stock Incentive Plan, shares of common stock are subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options (“Non-ISOs”) and stock appreciation rights (“SARs”), and the award of shares of restricted stock to such key officers or other employees of the Company or the Bank as the Compensation Committee may designate. However, only ISOs were ever awarded under the Stock Incentive Plan. The exercise price of qualified stock options under the Stock Incentive Plan was not permitted to be less than 100% of the fair market value of the common stock on the date of grant, as determined in the Stock Incentive Plan.

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Under the Stock Incentive Plan, the time period during which any qualified incentive stock option is exercisable, as determined by the Compensation Committee, does not commence before the expiration of six (6) months or continue beyond the expiration of ten (10) years after the date such option is awarded.

2013 Long-Term Incentive Compensation Plan

Upon the recommendation of the Compensation Committee, the LTIP was formally adopted by the Board of Directors on October 23, 2013 and was approved by shareholders at the 2013 Annual Meeting of Shareholders on December 23, 2013. We have reserved 1,200,000 shares under the LTIP. The LTIP became effective as of January 1, 2014 and will remain in effect, subject to the right of the Board of Directors to terminate the LTIP at any time, until all awards granted under the LTIP have been paid or otherwise disposed of in accordance with the provisions of the LTIP. Awards may not be made under the LTIP on or after January 1, 2024.

The LTIP is administered by the Compensation Committee. The Compensation Committee has the discretionary authority to: (i) select the persons to be granted awards under the LTIP; (ii) determine the terms, conditions and types of awards to be made to each person selected; (iii) determine when awards are to be made and the conditions that must be satisfied before an award is to be made; (iv) establish objectives and conditions for earning awards; (v) determine the terms of each award agreement; (vi) determine whether the conditions for earning an award have been met and whether an award should be paid at the end of a performance period; (vii) determine if and when an award may be deferred; (viii) determine whether the amount or payment of an award should be reduced or eliminated and (iv) determine the guidelines and procedures for the payment or exercise of an award. The Compensation Committee may delegate to the Chief Executive Officer or to other officers of the Company its authority under the LTIP except with respect to the grant of awards or the exercise of discretion with respect to awards to employees who are “covered employees” (as defined in the LTIP). The Compensation Committee determines whether to grant awards of stock options, stock appreciation rights, restricted stock and restricted stock units, performance units and performance share awards, each of which is described in further detail below.

Stock Options

The Compensation Committee determines the number of shares of stock subject to each option, the terms and conditions including vesting and expiration, and whether the option is an “incentive stock option” or a “nonqualified stock option.” The exercise price for each option is determined by the Compensation Committee but may not be less than 100% of the fair market value of the stock on the date the option is granted. No option may be exercisable after the expiration date as determined by the Compensation Committee and defined in the award agreement; provided, however, that no incentive stock option is exercisable later than ten years after the date of its grant, and no nonqualified stock option is exercisable later than ten years and one month after the date of its grant. No stock options were granted in 2014 under the LTIP. The Compensation Committee believes that including stock options in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation.

Stock Appreciation Rights

A stock appreciation right, or “SAR,” may be exercised upon such terms and conditions and for the term the Compensation Committee determines in the award agreement; provided, however, that no stock appreciation right will be exercisable later than ten years after the date of its grant. Upon exercise of a SAR, the participant is entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share of stock on the exercise date and the price fixed by the Compensation Committee on the date of the grant (which price may not be less than 100% of the fair market value of a share of stock on the date of the grant); by (ii) the number of shares of stock with respect to which the SAR is exercised. The payment to the recipient of the amount due upon exercise of a SAR is made in shares of stock having a fair market value as of the date of exercise equal to the amount determined by multiplying (i) and (ii) above, unless the Compensation Committee otherwise provides for payment in cash in the applicable award agreement or any amendment or modification of the award agreement. The Compensation Committee believes that stock appreciation rights, which provide value to our executives only if the Company’s share price increases relative to the share price on the date the awards are granted, generally serve the Company’s longer-term goals and fit into the Company’s overall compensation philosophy. No SARs were granted in 2014 under the LTIP.

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Restricted Stock and Restricted Stock Units

Shares of restricted stock and restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable restricted period or for such period of time as is established by the Compensation Committee and as is specified in the award agreement. After the last day of a restricted period, shares of restricted stock covered by such restricted period will become freely transferrable by the recipient, and the recipient will receive one share of stock with respect to each restricted stock unit covered by such restricted period. Participants holding shares of restricted stock may exercise full voting rights with respect to those shares, unless otherwise specified in the applicable award agreement. The form of award agreement adopted by the Compensation Committee (the “Form of Restricted Stock Agreement”) provides for voting rights with respect to vested shares of restricted stock, but not for unvested shares. During the restricted period, participants holding shares of restricted stock or restricted stock units are entitled to receive all dividends and other distributions paid with respect to those shares while they are so held, unless otherwise specified in the applicable award agreement. The Form of Restricted Stock Agreement only permits participants holding shares of restricted stock to receive dividends and distributions with respect to vested shares of restricted stock, but not for unvested shares. Effective March 1, 2014, grants aggregating to a total of 45,750 shares of restricted stock were made in accordance with the terms of the Form of Restricted Stock Agreement to the named executive officers and to other officers of the Bank. Effective March 1, 2015, grants aggregating to a total of 84,450 shares of restricted stock were made in accordance with the terms of the Form of Restricted Stock Agreement to the named executive officers and to other officers of the Bank. The Compensation Committee believes that restricted stock awards generally share the same beneficial characteristics of stock options, with a significant retention element, and fit into the Company’s overall compensation philosophy in the same manner.

Performance Unit and Performance Share Awards

The Compensation Committee has discretion in determining the number of performance units or performance shares granted to each participant and the terms and condition of such awards, except that the maximum dollar amount of performance units that may be granted to any single Participant is $200,000 during any one calendar year. The Compensation Committee may establish in advance performance goals over performance periods for each award. Prior to each grant of performance units or performance shares, the Compensation Committee will establish an initial value for each performance unit and an initial number of shares of stock for each performance share granted to each participant for that performance period. Prior to each grant of performance units or performance shares, the Compensation Committee also will set the performance goals that will be used to determine the extent to which the participant receives a payment of the value of the performance units or number of shares of stock for the performance shares awarded for such performance period. Each performance unit award entitles the participant to a payment in cash or stock upon the attainment of performance criteria and other terms and conditions specified in the award. Subject to limitations applicable to payments to covered employees, the Compensation Committee has the authority to modify, amend or adjust the terms and conditions of any award of performance units or performance shares, including any performance goals that are established. No performance units or performance share awards were granted in 2014.

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Tax and Accounting Considerations

To the extent the recipient of an award recognizes ordinary income, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of any tax reporting obligations) to a corresponding income tax deduction. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not generally consider the tax consequences to named executive officers of cash compensation or of equity-based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Employee Stock Grant Plans

On October 29, 2014, the Board of Directors adopted the 2014 Employee Stock Grant Plan (the “2014 Grant Plan”), which became effective upon implementation on December 1, 2014, pursuant to which the Board authorized the grant of up to 13,500 common shares in order to make one-time grants of 50 common shares to each active full and part-time employee of the Company, including executive officers. This program was implemented to provide employees with a long-term financial interest in the Company’s future growth and profitability by providing them with Company ownership in the form of common shares.

Profit Sharing and 401(k) Plan

The Bank has adopted the First National Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), a tax qualified retirement savings plan pursuant to which our employees, including the named executive officers, are able to make pre-tax or Roth contributions from their cash compensation. The 401(k) Plan provides for a discretionary employer contribution, which is determined each year by the Board of Directors, in the form of profit sharing. For the year 2014, the Board of Directors did not declare a profit sharing contribution.

The 401(k) Plan permits the Bank to match employee 401(k) contributions to employees who are 21 on the first day of the month following their day of hire. The Board of Directors has approved a 50% match to an employee’s first 4% of payroll contribution. The match is subject to amendment at the Board of Director’s discretion.

Deferred Compensation Plan - All officers of the Bank employed at the beginning of a year for at least two (2) years with earnings in excess of $40,000 annually are entitled to participate in the Bank’s Director’s and Officer’s Deferred Compensation Plan, as amended (“Deferred Compensation Plan”). The Deferred Compensation Plan allows named executive officers who have been employed by the Bank for ten or more years to defer up to 25% of their compensation, including base salary and cash bonuses. All other eligible named executive officers may defer up to 15% of their compensation. The Deferred Compensation Plan is designed to provide a long-term incentive to remain in the employ of the Bank.

An account for each participant is maintained and credited with deferred compensation on the date such compensation would have been paid to a participant had no election to defer been made. The interest rate to be credited on account balances in the Deferred Compensation Plan was reviewed by the Board during 2010 and the Deferred Compensation Plan was amended prior to December 31, 2010. The amendment provides for the interest rate to be determined annually based on the sum of 1% plus the average of the one-year U.S. Treasury Bill rates in effect on and between December 1 and December 15 of the Plan Year to which it applies. There is no minimum rate in this amendment. This amendment was adopted by the Board on December 29, 2010 and applied to accounts for the December 31, 2010 interest crediting and thereafter.

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The Bank’s obligation under the Deferred Compensation Plan is an unfunded and unsecured promise to pay. The Bank is not obligated to fund any of such obligations, but it may, in its sole discretion, elect to fund the Deferred Compensation Plan in whole or in part. To date, the Company has not funded any Deferred Compensation Plan obligations. As such, executive officer and other participant account balances in the Deferred Compensation Plan are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. The Bank does not match executive deferrals to the Deferred Compensation Plan.

Participants, including each of the named executive officers, are immediately vested in their account balance in the deferred compensation plan. The benefit payments to be made to a participant under the Deferred Compensation Plan begin on the first business day of the month after the participant’s “normal retirement date,” which is the date on which a participant reaches age 60, the date on which he has been a participant for five years, or his or her termination of service, whichever is later. “Termination of service” means the participant’s ceasing to serve as a director or officer of the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or disability. The participant will receive equal monthly or annual installments over the period chosen, the amount of such payments being determined by annuitizing the amount in his Deferred Compensation Plan account, plus interest.

Distributions are paid in a lump sum or in annual or monthly installments according to the participant’s designation, provided, however, that the Bank may, subject to approval by the Board of Directors, pay the participant’s deferred compensation account in annual payments upon such Participant’s termination of service. All distributions are also subject to any regulatory requirements, as in effect from time to time.

Additional Employee Benefit Plans - The Bank also provides additional benefit programs to employees including health, vision and dental insurance, life and long-term and short-term disability insurance.

Supplemental Life Insurance for Certain Executive Officers - Certain executive officers also participate in the Company’s supplemental executive life insurance plan which provides a split-dollar share of death benefits to the executive’s beneficiary, depending upon the executive’s eligibility to receive payments. The plan is funded with bank-owned life insurance and is used to provide an additional benefit to certain executives with a minimal cost to the Company. Split-dollar life insurance plans are widely available in the banking industry, because it allows the employer to recover its plan costs upon the death of the executive, and the executive’s beneficiary to receive a split of the insurance proceeds.

These benefits are provided to further incent longevity with the Company and also to provide an executive benefit package that is fully competitive within our industry and market place. The costs of providing such benefits to all eligible employees are not considered when determining specific salaries of the named executive officers and are seen as a worthwhile investment in employees that will help keep the employee productive and engaged.

Perquisites - The Company provides a Company-owned vehicle to several of the named executive officers, as their positions require travel offsite frequently for Bank business. The provision of a Company vehicle to these individuals is viewed by the Board of Directors as a normal benefit in the highly competitive financial services industry.

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Country club memberships, the dues for which are paid by the Company, are provided to certain of our named executive officers and used as a vehicle to attract, retain and expand customer relationships. They are viewed as an important resource for certain named executive officers to further the business of the Bank.

Employment and Severance Arrangements - None of the executive officers or directors of the Company or the Bank is currently a party to an individual employment contract or any other agreement with the Company or the Bank containing severance and/or change in control arrangements with the Company or the Bank.

Inter-Relationship of Elements of Total Compensation

The Company’s executive compensation philosophy and strategy is intended to be competitive in the marketplace and reward executives for strong performance through multiple compensation vehicles and to not reward executives for weak performance. All of the components are balanced, integrated, and designed to provide a total compensation environment which will enhance the executives’ relationship with the Company and support the growth of overall shareholder value.

The various elements of the total compensation package are subtly interrelated based on a variety of factors. While there is not a direct relationship between components, if in a given year the Board of Directors or Compensation Committee decides, for purposeful reasons, to “overweight” one component of total compensation (as compared to the market) they may “underweight” another so that total compensation remains competitive. The Company held its first “say-on-pay” vote at the 2013 annual meeting and intends to continue to hold an advisory vote on the compensation of executives on an annual basis.

Equity Ownership Guidelines

We have no equity or security ownership requirements or guidelines for executive officers other than Steven R. Tokach who, as director of the Company and the Bank, is required to own shares of the Company’s common stock. However, all of the executive officers own common stock, restricted stock or options to purchase common stock pursuant to our equity compensation plans. Pursuant to the Company’s bylaws, shareholders who submit proposals for inclusion in the Company’s proxy statement must disclose details regarding hedged positions.

Risk Analysis of Incentive Compensation Programs

The Compensation Committee evaluated the Company’s compensation policies and practices for its employees and concluded that our compensation programs (1) are appropriately structured to reward prudent risk taking, (2) do not encourage or promote inappropriate risk taking, (3) do not pose a material risk to the Company, and (4) are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee presented their findings to the Board of Directors in 2014. The Compensation Committee intends to conduct a risk analysis of the Incentive Compensation Programs on an annual basis.

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Summary Compensation Table

Shown below is information concerning the annual compensation for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 2014, 2013, and 2012 of the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers of the Company and the Bank, to the extent such persons’ total compensation exceeded $100,000.

Name and Principal Position	Year	Salary	Stock Awards [1]	Change in pension value and non- qualified deferred compensation earnings [2]	All Other Compensation		Total
Steven R. Tokach, President	2014	$308,422	$301	$-	$9,600	[3]	$318,323
and Chief Executive	2013	300,300	213	-	6,727	[3]	307,240
Officer of the Company	2012	300,025	153	-	6,290	[3]	306,468
and the Bank

James M. Bone, Jr.,	2014	$195,504	$301	$502	$12,962	[4]	$209,269
Executive Vice President and	2013	190,300	213	426	7,208	[4]	198,147
Chief Financial Officer of	2012	173,267	153	476	1,516	[4]	175,412
the Company and the Bank
and former Chief Information
Officer of the Bank

Gerard A. Champi, Chief	2014	$242,455	$301	$3,968	$14,438	[5]	$261,162
Operating Officer of the	2013	235,505	213	3,371	43,136	[5]	282,225
Bank and former Interim	2012	230,463	153	3,766	76,877	[5]	311,259
President and Chief
Executive Officer of the
Company and Bank

Brian C. Mahlstedt, First	2014	$177,517	$301	$1,064	$9,733	[6]	$188,615
Senior Vice President and
Chief Lending Officer

Mary C. Cummings, Senior	2014	$153,773	$301	$-	$-		$154,074
Vice President and	2013	140,301	213	-	-		$140,514
General Counsel

[1] The amounts listed represent the fair market value of the shares awarded on December 5, 2014, December 2, 2013 and December 17, 2012, the dates of the grant computed in accordance with the accounting standard regarding share-based compensation payments. For additional information as to the assumptions made in valuation, see Note 2 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

[2] The amounts listed represent the sum of the change in actuarial present value of the officer’s benefit under the plan for each measurement date and interest earned on the balances in the named executive officers non-qualified deferred compensation plan accounts.

[3] For Mr. Tokach, this amount represents country club dues in the amount of $6,188, $3,500 and $3,075 and an automobile allowance in the amount of $3,412, $3,227 and $3,215 for 2014, 2013 and 2012, respectively.

[4] For Mr. Bone, this amount includes an employer match to the Bank’s 401(k) Plan earned and accrued in the amounts of $3,800, $3,800 and $1,417, premiums paid to purchase split-dollar life insurance in the amounts of $118, $108 and $99, country club dues of $4,755, $2,250, and $0 and an automobile allowance of $4,289, $1,050, and $0, in each case, for 2014, 2013 and 2012, respectively.

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[5] For Mr. Champi, this amount includes contributions to the Bank’s 401(k) Plan earned and accrued in the amounts of $4,846, $4,704 and $1,417, premiums paid to purchase split-dollar life insurance in the amounts of $127, $118, and $108, country club dues in the amounts of $6,525, $7,130 and $12,430, an automobile allowance of $2,940, $2,914 and $2,750, and a vacation payout in the amount of $0, $28,270 and $60,172 in each case, for 2014, 2013 and 2012, respectively.

[6] For Mr. Mahlstedt, this amount includes contributions to the Bank’s 401(k) Plan earned and accrued in the amount of $3,182, country club dues in the amount of $4,420 and an automobile allowance in the amount of $2,131for 2014.

The Company’s compensation philosophy is to provide executives with a balanced mix of compensation components to enable the Company to attract, retain and motivate key executives. It is also the Company’s compensation philosophy to provide for base compensation levels that are in line with the market together with a more conservative bonus opportunity also in alignment with the market. Where appropriate, the Company adjusts the base salaries of its key executives to reflect market-competitive compensation levels and to recognize current responsibilities and expectations. As the Company’s performance did not warrant bonus payments with respect to 2014, 2013 or 2012, none were made. The Company did, however, make one-time grants of 50 common shares of the Company’s common stock pursuant to both the 2014, 2013 and 2012 Grant Plans (described above) to each eligible employee, including executive officers, in order to align the employees’ interests with the long-term financial interest of the Company. The Company also made restricted stock awards under the LTIP to all named executive officers during 2014.

Grants of Plan-Based Awards

	2014		2013		2012
	All Other	Grant Date	All Other	Grant Date	All Other	Grant Date
	Stock Awards	Fair Value of	Stock Awards	Fair Value of	Stock Awards	Fair Value of
	Number of Shares	Stock and	Number of Shares	Stock and	Number of Shares	Stock and
Name	of Stock or Units	Option Awards	of Stock or Units	Option Awards	of Stock or Units	Option Awards
Steven R. Tokach	50	$301	50	$213	50	$153
James M. Bone, Jr.	50	$301	50	$213	50	$153
Gerard A. Champi	50	$301	50	$213	50	$153
Brian C. Mahlstedt	50	$301	50	$213	-	-
Mary G. Cummings	50	$301	50	$213	50	$153

The Company’s equity compensation plans include the Directors’ Stock Plan and the Stock Incentive Plan which were approved by shareholders on May 16, 2001. Both of the Company Plans expired on August 30, 2010. No stock options were awarded under either of the Company Plans in 2012, 2013 or 2014.

On November 28, 2012, the Board of Directors adopted the 2012 Employee Stock Grant Plan pursuant to which the Board of Directors granted 50 shares of the Company’s common stock to each eligible employee of the Company, including executive officers. On November 27, 2013, the Board of Directors adopted the 2013 Employee Stock Grant Plan pursuant to which the Board of Directors granted 50 shares of the Company’s common stock to each eligible employee of the Company, including executive officers. On October 29, 2014, the Board of Directors adopted the 2014 Employee Stock Grant Plan pursuant to which the Board of Directors granted 50 shares of the Company’s common stock to each eligible employee of the Company, including executive officers.

On March 1, 2014, the Board of Directors granted awards of restricted stock to executive officers under the terms of the LTIP.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards the Company has made to named executive officers which are outstanding at December 31, 2014. All options were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award as well as the exercise and/or base price has been adjusted to reflect all stock dividends and stock splits effected after the date of such award but have not otherwise been modified.

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	Outstanding Equity Awards at Fiscal Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable [1]	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Steven R. Tokach	-	-	-	-	7,600	[2]	$45,600

James M. Bone, Jr.	1,650	-	$19.31	11/23/2015	5,300	[3]	$31,800
	1,650	-	$23.13	11/29/2016
	2,500	-	$16.90	11/13/2017
	4,000	-	$10.81	1/5/2019

Gerard A. Champi	2,337	-	$19.31	11/23/2015	6,300	[3]	$37,800
	2,337	-	$23.13	11/29/2016
	3,500	-	$16.90	11/13/2017
	5,600	-	$10.81	1/5/2019

Brian C. Mahlstedt	-	-	-	-	3,400	[3]	$20,400

Mary G. Cummings	-	-	-	-	2,700	[3]	$16,200

_____________________________

(1)	All options listed in this table are fully vested.
(2)	Shares of restricted stock vest in 2 equal installments over a two year period on March 1 of each year.
(3)	Shares of restricted stock vest in 3 equal installments over a 3-year period on March 1 of each year.

Options Exercised and Stock Vested

None of the named executive officers exercised any options during 2014. No restricted stock award made under the LTIP vested as of December 31, 2014.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table provides information as of and for the year ended December 31, 2014 for the named executive officers regarding their participation in the Deferred Compensation Plan. The aggregate earnings listed in this table are included in the non-qualified deferred compensation earnings column of the Summary Compensation Table. For a discussion of the types of compensation permitted to be deferred (and any limitations), the measures for calculating interest and the material terms with respect to payouts, withdrawals and other distributions, see the above discussion under the heading “Compensation Components—Deferred Compensation Plan.”

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Non-Qualified Deferred Compensation Table
December 31, 2014
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE	Payment Upon Termination Event [1]
Steven R. Tokach	$-	$-	$-	$-	$-	$-
James M. Bone, Jr.	-	-	502	-	43,020	43,020
Gerard A. Champi	-	-	3,968	-	340,248	340,248
Brian Mahlstedt	-	-	1,064	-	91,217	91,217
Mary G. Cummings	-	-	-	-	-	-

(1)	Represents the amount payable to the indicated named executive officer under the Deferred Compensation Plan upon the following triggering events, assuming that such event occurred as of December 31, 2014: Voluntary Termination; Early Retirement; Normal Retirement, Involuntary Termination — Not for Cause; Involuntary Termination - For Cause; Involuntary Termination - For Good Reason (Change in Control); Disability; Death. Participants may elect to have their account paid commencing at the time prescribed by the Plan, in equal annual payments beginning with five (5) years and increasing in five (5) year increments up to thirty (30) years. Participants may also elect a lump sum payment or equal monthly payments which correspond to the annual yearly schedule.

Potential Payments upon Termination or Change of Control

Directors’ and Officers’ Deferred Compensation Plan

The named executive officers and all other participants are vested in their account balance in the Deferred Compensation Plan. As such, upon ceasing to serve as an officer of the Bank for any reason whatsoever, voluntary or involuntary, including involuntary termination for cause, termination on a change of control, voluntary termination, early retirement or by reason of death or disability, the amount of the Deferred Compensation Plan account balance of such named executive officer will be payable pursuant to the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan are unsecured, unfunded obligations of the Bank. Information regarding amounts to which named executives would be entitled under any such termination scenario, in the event of a termination as of December 31, 2014, are set forth in the preceding table. See the narrative detail above under “Compensation Discussion & Analysis — Deferred Compensation Plan” for additional information on the timing of such payments, which are subject in part to an election by such officer, and the age and length of such officer’s service with the Bank.

Equity Incentive Plans

Options issued under the Company Plans are subject to accelerated vesting and remain exercisable upon or in connection with the occurrence of certain change of control events; all currently outstanding stock options under the Company Plans are fully vested. In addition, any such stock option awards may remain exercisable for up to three months (or longer in the case of death or disability) upon the termination of any of our named executive officers’ employment for any reason. As of April 7, 2015 based on the closing market price of $5.65 per share, the exercise price of all options held by executive officers is greater than the current market price per share. Therefore, we do not expect that the options would be exercised upon a change in control or termination of employment.

Notwithstanding any other provisions of the LTIP, and except as otherwise provided in an award agreement, if there is a change in control, all stock-based awards granted under the LTIP will immediately vest 100% in each Participant, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. However, no stock-based award granted or made during a period when the Company is subject to FDIC Part 359 golden parachute requirements will be subject to acceleration of vesting pursuant to the LTIP. In addition, no stock-based awards, whenever granted or made, will vest if the Change in Control occurs during a period when the Company is subject to FDIC Part 359. As of December 31, 2014, there were 45,750 shares of restricted stock outstanding to participants under the LTIP.

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The foregoing narrative regarding payments on a change in control or other termination of employment does not reflect payments that would be provided to each named executive officer under the 401(k) Plan following termination of employment, or under the Company’s disability or life insurance plan in the event of death or disability, as applicable, on the last business day of the fiscal year ended December 31, 2014 because these plans are generally available to all regular employees similarly situated in age, years of service and date of hire and do not discriminate in favor of executive officers.

Director Compensation

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of the Company during the fiscal year ended December 31, 2014 for service as members of the Company and Bank Boards of Directors.

DIRECTOR COMPENSATION TABLE

December 31, 2014

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Change in Pension value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Willaim G. Bracey	$20,000		$-	$-	$-	$-	$20,000
Michael J. Cestone	40,000	[1]	-	-	-	-	40,000
Joseph Coccia	30,000		-	-	-	-	30,000
Dominick L. DeNaples	30,000		-	-	-	-	30,000
Louis A. DeNaples	30,000		-	-	-	-	30,000
Louis A. DeNaples, Jr.	30,000		-	-	-	-	30,000
Keith W. Eckel	10,000		-	-	-	-	10,000
Joseph J. Gentile [2]	17,500		-	-	-	-	17,500
Thomas J. Melone	30,000		-	-	-	-	30,000
John P. Moses	30,000		-	-	4,621	-	34,621
Steven R. Tokach [3]	-		-	-	-	-	-

[1] Includes a $30,000 director’s fee and $10,000 for service as Secretary of the Board of Directors.

[2] Mr. Gentile passed away in August 2014.

[3] Mr. Tokach does not receive compensation as a member of the Board of Directors.

Directors receive no remuneration for attendance at the Company’s board meetings. All non-employee members of the Bank’s Board of Directors receive an annual retainer of $30,000, payable at a rate of $2,500 per month, for each month or portion thereof that the director serves as a director of the Bank. The aggregate amount of director fees paid in 2014 was $268,000. In 2014, Michael J. Cestone, Jr. was compensated $10,000 for services rendered as Secretary of the Board of Directors to the Bank. Members of committees of the Board of Directors of the Company or the Bank, as applicable, do not receive fees for attending meetings of those committees.

Directors serving on the Board of Directors of the Bank are entitled to participate in the Bank’s Deferred Compensation Plan. Under the Deferred Compensation Plan, directors may voluntarily defer up to 50% of the director fees paid to them for service on the Board of Directors of the Bank. For additional information regarding the Deferred Compensation Plan, please refer to Executive Compensation — Compensation Disclosure and Analysis - Deferred Compensation Plan.”

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Directors’ Stock Plan

Directors who were not employees or officers of the Company were eligible to be granted options to purchase stock of the Company under the Directors’ Stock Plan. The Directors’ Stock Plan expired during 2013, and no additional awards may be made thereunder. There were no awards outstanding thereunder at December 31, 2014.

Directors who are not employees or officers of the Company are eligible to participate in the LTIP adopted on December 23, 2013 at the annual meeting of shareholders. No awards have been made to directors under the LTIP plan.

Equity Compensation Plan Information

The Company Plans expired on August 30, 2010, and as such, no new grants of awards have been or will be made pursuant to these Company Plans.  Options, however, can be exercised up to ten years following their date of grant; accordingly, exercisable options remain outstanding.

On October 29, 2014, the Board of Directors adopted the 2014 Employee Stock Grant Plan, which became effective upon implementation on December 2, 2013, pursuant to which the Board authorized the grant of up to 13,500 common shares in order to make one-time grants of 50 common shares to each active full and part-time employee of the Company, including executive officers.

The LTIP was formally adopted by the Board of Directors on October 23, 2013 and was approved by shareholders at the 2013 Annual Meeting of Shareholders on December 23, 2013. The LTIP became effective as of January 1, 2014 and initial awards of 45,750 shares were made under the LTIP on March 1, 2014.

The following table summarizes our equity compensation plan information as of December 31, 2014. Information is included for both equity compensation plans approved by First National Community Bancorp, Inc. shareholders and equity compensation plans not approved by First National Community Bancorp, Inc. shareholders.

Equity Compensation Plan Information

December 31, 2014

	Number of	Weighted Average	Securities Remaining
	Securities to be	Exercise Price	Available for Future
	Issued upon Exercise of	of Outstanding	Issuance Under Equity
	Outstanding Options,	Options, Warrants	Compensation Plans (Excluding
	Warrants, and Rights (1)(2)	and Rights (1)(2)	Securities in Column [a]) (2)
Plan Category	[a]	[b]	[c]
Equity compensation plans approved by First National Community Bancorp, Inc. shareholders	64,479	$15.87	-

Equity compensation plans not approved by First National Community Bancorp, Inc. shareholders (3) (4) (5)	-	-	2,200
Total	64,479	$15.87	2,200

(1)  The number of shares to be issued upon exercise of outstanding options and the weighted average exercise price includes any options that become exercisable within sixty (60) days after December 31, 2014.

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(2)   The Company’s equity compensation plans include the Directors’ Stock Plan and the Stock Incentive Plan which were approved by shareholders on May 16, 2001.  All share and per share information has been adjusted to reflect prior stock dividends paid.

(3) On December 17, 2012, 15,050 common shares were issued under the 2012 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2012 Employee Stock Grant Plan may not sell the shares granted under the 2012 Employee Stock Grant Plan until after January 1, 2014. The Board of Directors authorized the grant of up to 16,000 common shares, but the Company does not intend to issue any additional shares pursuant to the 2012 Employee Stock Grant Plan.

(4) On December 2, 2013, 14,400 common shares were issued under the 2013 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2013 Employee Stock Grant Plan may not sell the shares granted under the 2013 Employee Stock Grant Plan until after January 1, 2015. The Board of Directors authorized the grant of up to 15,000 common shares, but the Company does not intend to issue any additional shares pursuant to the 2013 Employee Stock Grant Plan.

(5) On December 1, 2014, 12,850 common shares were issued under the 2014 Employee Stock Grant Plan.  Recipients of grants made pursuant to the 2014 Employee Stock Grant Plan may not sell the shares granted under the 2014 Employee Stock Grant Plan until after January 1, 2016. The Board of Directors authorized the grant of up to 13,500 common shares, but the Company does not intend to issue any additional shares pursuant to the 2014 Employee Stock Grant Plan.

Compensation Committee Interlocks and Insider Participation

Louis A. DeNaples, Jr., William G. Bracey, Thomas J. Melone and John P. Moses currently serve as the members of the Compensation Committee. Certain employees of the Company, as discussed under the heading “Role of Management,” participate in the deliberations of the Board concerning executive officer compensation. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board of Directors or participates in the Company’s compensation decisions.

Compensation Committee Report

The following report is not deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee as of April 8, 2015:

Louis A. DeNaples, Jr., Chairman

William G. Bracey

Thomas J. Melone

John P. Moses

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STOCK PERFORMANCE GRAPH AND TABLE

The following graph compares the cumulative total shareholder return (i.e. price change, reinvestment of cash dividends and stock dividends received) on our common shares against the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index, and the SNL Bank Index for banks with $500 million to $1 billion in assets. The stock performance graph assumes that $100 was invested on December 31, 2009. The graph further assumes the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the relevant fiscal year. The yearly points marked on the horizontal axis correspond to December 31 of that year. The Company calculates each of the referenced indices in the same manner. All are market-capitalization-weighted indices, so companies judged by the market to be more important (i.e. more valuable) count for more in all indices.

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
First National Community Bancorp, Inc.	100.00	50.08	41.60	50.42	144.76	99.83
NASDAQ Composite	100.00	118.15	117.22	138.02	193.47	222.16
SNL Bank $500M-$1B	100.00	109.16	96.03	123.12	159.65	175.15

(*)	Source: SNL Financial LC, Charlottesville, VA © 2011. SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

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PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

Pursuant to SEC rules, the Company is asking you to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through a non-binding advisory vote on the following resolution:

“Resolved, that the Shareholders approve the compensation of the Company’s named executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this Proxy Statement.”

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Company’s Board of Directors recommends that shareholders vote FOR this proposal to approve, on an advisory basis, the named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement. Proxies solicited by the Board of Directors will be voted in favor of PROPOSAL 2 unless shareholders specify otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates on comparable terms and with similar interest rates as those prevailing from time to time for other Bank customers not related to the Bank. The Code applies to all directors, officers and employees of the Company and provides guidelines for those covered persons who may have a potential or apparent conflict of interest. Pursuant to the Code, a “conflict of interest” exists any time a covered person’s private interest interferes/conflicts, or even appears to interfere/conflict, in any way with the interests of the Company and the Bank. Under the Code, if a conflict of interest arises, the Board must act with care to avoid even the appearance that any actions were not in the best interest of the Company and the Bank.

Board of Directors approval is required for the Company to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns, directly or indirectly, an interest. To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with the Company or any of its subsidiaries in which the officer or director or their family members have an interest. The Board of Directors reviews related party transactions due to the potential for a conflict of interest. Each year, our directors and executive officers also review our Code.

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Additionally, the Company has further obligations for the review and approval of loans that are made to directors and officers pursuant to Regulation O (Loans to Executive Officers, Directors and Principal Shareholders of Member Banks) and the Company’s written Loan Policy. Any business dealing, including extensions of credit, between the Company or the Bank and a director or officer of the Company or the Bank, or with an affiliate of a director or officer, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be approved by a majority of disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders. The responsibility for monitoring compliance with Regulation O rests with the Bank’s Credit Administration Unit and Internal Auditor as required by the Bank’s Loan Policy.

There have been no loan transactions originated during 2014 which were required to be reported where such policy and procedures were not followed. Except for those loans described in more detail below, loans to directors, executive officers and their related parties (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or Bank and (iii) did not involve more than the normal risk of collection or present other unfavorable features. Each of these transactions was made in compliance with applicable law, including the Exchange Act and the Federal Reserve Board Regulation O.

The Bank extended a line of credit (“line”) to a corporation wholly owned by Joseph Coccia, a director of the Company. The total aggregate outstanding amount of this line as of December 31, 2014 was $11.7 million. Mr. Coccia has a participation agreement with the Bank to purchase up to a maximum of a $5.2 million interest in this line from the Bank. This line bears interest at a rate of 3.25%. The largest aggregate outstanding amount of principal outstanding under this line during 2014 was $12.5 million. Under the line, $46.0 million was advanced and $42.8 million in principal and $352,000 in interest was paid during 2014. The total amount paid by the Bank to Mr. Coccia with respect to his participation in this line during 2014 was $131,000. The Bank receives a 25 basis point annual servicing fee from Mr. Coccia on the participation balance. This credit is performing in accordance with the terms of the agreement. Mr. Coccia also received dealer reserve payments in the amount of $244,000 in 2014. The Bank paid an additional $138,000 to a corporation that provides vehicle restoration services on repossessed automobiles. Mr. Coccia owns 18% of this corporation.

Subordinated notes held by officers and directors and/or their related parties totaled $9.0 million and $10 million at December 31, 2014 and 2013, respectively. Pursuant to the November 24, 2010 Written Agreement (the “Agreement”) with the Federal Reserve Bank of Philadelphia (the “Reserve Bank”) that the Company entered into, the Company and its nonbank subsidiary may not make any payment of interest, principal or other amounts on the Company’s subordinated debentures without the prior written approval of the Reserve Bank and the Director. Accordingly, no interest was paid to officers and directors and/or their related parties on these notes during the years ended December 31, 2014 and 2013. Interest accrued and unpaid on subordinated notes held by directors and/or their related parties totaled $3.6 million and $3.0 million at December 31, 2014 and 2013, respectively.

Certain Business Relationships

In the course of its operations, the Company acquires goods and services from and transacts business with various companies of related parties. The Company believes these transactions were made on the same terms as those for comparable transactions. The Company recorded aggregate payments for these services of $2.7 million, $2.6 million, and $1.6 million in 2014, 2013, and 2012, respectively. None of these transactions exceeded $120,000, except as described below.

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Louis A. DeNaples’ son-in-law and brother-in-law to Louis A. DeNaples, Jr. is a principal owner of an insurance agency that provides services for the Company. In 2014, the total amount paid by the Company for the services was approximately $800,000 and represents premiums paid for insurance coverage. Mr. DeNaples son-in-law acts as an agent and derives a commission on the placement of insurance coverage. These services were awarded based on the results of a competitive bidding process.

Dominick L. DeNaples’ son is an attorney at a law firm that provides legal services to the Company. In 2014, the total amount paid by the Company for these services was approximately $152,000. Mr. DeNaples’ son does not receive any direct payment for these services. Additionally, he is not a partner in this firm and therefore, does not derive any interest in the law firm’s profit from these payments.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in the Joint Audit Committee Report in this proxy statement, Baker Tilly Virchow Krause, LLP (“Baker Tilly”), an independent registered public accounting firm, audited the consolidated financial statements of the Company for the year ended December 31, 2014. McGladrey, LLP (“McGladrey”), an independent registered public accounting firm, audited the consolidated financial statements of the Company for the year ended December 31, 2013. As the Company disclosed in the Current Report on Form 8-K, filed with the SEC on March 28, 2014 (the “Form 8-K”), McGladrey advised the Company on March 25, 2014, that it would not seek reappointment as the independent registered public accounting firm for the Company. McGladrey agreed to perform review services through the filing of the Company’s Form 10-Q for the quarter ending March 31, 2014. The Audit Committee conducted a search for an independent registered public accounting firm to replace McGladrey and on May 8, 2014 engaged ParenteBeard LLC (“ParenteBeard”) for the year ending December 31, 2014. As disclosed in its Current Report on Form 8-K filed on October 1, 2014, the Company was notified on October 1, 2014, that ParenteBeard was combined with Baker Tilly in a transaction pursuant to which ParenteBeard combined its operations with Baker Tilly and certain of the professional staff and partners of ParenteBeard joined Baker Tilly. On October 1, 2014, ParentBeard resigned as the Company’s independent registered public accounting firm and with the approval of the Audit Committee, the Company engaged Baker Tilly as its independent registered public accounting firm for the fiscal year ended December 31, 2014.

A representative of Baker Tilly is expected to be present at the 2015 annual meeting of shareholders and will have the opportunity to make a statement if he or she desires to do so, and will also be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2015 annual meeting of shareholders.

Board Recommendation

The Company’s Board of Directors recommends that shareholders vote FOR this proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted in favor of PROPOSAL 3 unless the shareholder specifies otherwise.

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to the Company by Baker Tilly, ParenteBeard and McGladrey for services rendered for the fiscal year ended December 31, 2014. The fees billed for services rendered for the fiscal year ended December 31, 2013 were billed solely by McGladrey.

	2014	2013
Audit fees (1)	$250,356	$372,778
Audit-related fees (2)	2,000	-
Tax fees (3)	12,979	16,800
All other fees	-	-

(1)	Audit fees include fees billed for professional services rendered for the audit of annual financial statements and review of financial statements included in the Company’s reports on Form 10-K and Form 10-Q and for services normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees include fees billed by McGladrey for services rendered in connection with the transition of auditors.
(3)	Tax fees include fees billed for tax advisory services.

The Audit Committee has considered whether, and determined that, the provision of services rendered above was compatible with maintaining the independence of Baker Tilly in 2014 and McGladrey in 2013 as the independent registered public accounting firms. The Audit Committee concluded that the independence of the firms was maintained.

Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent registered public accounting firm to the extent required by applicable law. In accordance with this pre-approval policy, the Audit Committee pre-approved all audit services for fiscal years 2014 and 2013.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 2014 all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the meeting other than as stated in the Notice of Meeting. However, if other matters properly come before the meeting, the shares of common stock represented by the signed proxies will be voted in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.

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ADDITIONAL INFORMATION

A copy of the Company’s annual report to shareholders for its fiscal year ended December 31, 2014, was mailed on April 20, 2015. Any shareholder may obtain additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, from our website at www.fncb.com or via email to stephanie.westington@fncb.com. This information may also be obtained by submitting a written request to Michael J. Cestone, Jr., Secretary, 102 East Drinker Street, Dunmore, Pennsylvania 18512.

In accordance with SEC Rule 14a-3(3)(1), in the future, the Company intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. This method of delivery is known as “householding”. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify the Company by writing or calling Michael J. Cestone, Jr., Secretary of First National Community Bancorp, Inc. at 102 E. Drinker Street, Dunmore, PA 18512 or (570) 346-7667 and inform us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of the Company’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

By Order of the Board of Directors,

Dominick L. DeNaples,

Chairman of the Board

April 20, 2015

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